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                                                                     EXHIBIT 3.3


                              AMENDMENT NUMBER 1

                                      TO

                                   BYLAWS OF

                               MEMRY CORPORATION

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     Pursuant to Article XI of the Bylaws of Memry Corporation, a Delaware
corporation (the "Corporation"), and in accordance with resolutions duly adopted by the board of directors of the Corporation, the Bylaws of the Corporation (the "Bylaws") are hereby amended as follows:


     1.   Amendment to Section 1.2.  Section 1.2 of the Bylaws is hereby amended
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to read in its entirety as follows:

          "Section 1.2 SPECIAL MEETINGS.

               Special meetings of stockholders for any purpose or purposes may be held at any time upon call of the Chief Executive Officer or a majority of the Board of Directors, at such time and place either within or without the State of Delaware as may be stated in the notice."


     2.   Addition of Section 1.8.  A new Section 1.8 of the Bylaws, which reads
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in its entirety as follows, is hereby added.

     "Section 1.8.  ADVANCE NOTICE OF STOCKHOLDERS' PROPOSALS

               At any annual or special meeting of stockholders, proposals by stockholders shall be considered only if advance notice thereof has been timely given as provided herein. Notice of any proposal to be presented by any stockholder at any meeting of stockholders shall be given to the Secretary of the Corporation not less than 60 nor more than 90 days prior to the date of the meeting; provided, however, that if the date of the meeting is first publicly announced or disclosed less than 70 days prior to the date of the meeting,
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          such notice shall be given not more than ten days after such date is first so announced or disclosed. No additional public announcement or disclosure of the date of any annual meeting of stockholders need be made if the Corporation shall have previously disclosed, in these by-laws or otherwise, that the annual meeting in each year is to be held on a determinable date, unless and until the Board determines to hold the meeting on a different date. Any stockholder who gives notice of any such proposal shall deliver therewith the text of the proposal to be presented and a brief written statement of the reasons why such stockholder favors the proposal and setting forth such stockholder's name and address, the class and number of all shares of each class of stock of the corporation beneficially owned by such stockholder and any material interest of such stockholder in the proposal (other than as a stockholder). The Chairman of the meeting shall, if the facts warrant, determine and declare whether such notice has not been duly given and if he should so determine he shall so declare to the meeting and direct that the proposal not be considered."

     3.   Addition of Section 1.9.  A new Section 1.9 of the Bylaws, which reads
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in its entirety as follows, is hereby added.

     "Section 1.9.  ADVANCE NOTICE OF STOCKHOLDER'S NOMINEES

               Only persons who are nominated in accordance with the procedures set forth in this Section 1.9 shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of the Corporation entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in this
          Section 1.9. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close a business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such stockholder's notice shall set forth (a)

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          as to each person who the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear in the Corporation's books, of such stockholder and (ii) the class and number of shares of the Corporation which are beneficially owned by such stockholder. At the request of the Board of Directors any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in the stockholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedure set forth in this
          Section 1.9. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting the nomination was not made in accordance with procedures described by the By-Laws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded."

     4.   Bylaws Remain in Force.  Except as expressly set forth above, the
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Bylaws remain unmodified and in full force and effect.

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